                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                    FLEETWOOD ENTERPRISES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

    The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. ("Fleetwood") will be held in the Conference Center of the corporate offices, 3050 Myers Street, Riverside, California, on September 12, 2000 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

    1. To elect four directors to serve three-year terms ending in the year 2003, and until their successors are elected and qualified. The Board of Directors has nominated the four persons specified in the accompanying Proxy Statement.

    2. To consider and act upon a proposal to reapprove Fleetwood's Senior Executive Incentive Compensation Plan.

    3. To consider and act upon such other business that may properly come before the meeting.

    The close of business on July 14, 2000 has been fixed as the record date for determining shareholders that are entitled to receive notice of and to vote at the Annual Meeting and any adjournment.

    Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock be present in person or represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          William H. Lear
                                          Secretary

Riverside, California
Dated: July 18, 2000

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                                PROXY STATEMENT

    Your proxy is solicited by the Board of Directors of Fleetwood
Enterprises, Inc. ("Fleetwood") for use at the Annual Meeting of Shareholders on Tuesday, September 12, 2000, or at any adjournment thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 14, 2000 are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to deliver these proxy materials to such shareholders of record on approximately July 18, 2000.

    Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing.

    As of the record date, 32,733,472 shares of Fleetwood's Common Stock, were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             ELECTION OF DIRECTORS
                               (PROXY ITEM NO. 1)

    Under Fleetwood's Bylaws, which provide for a "classified Board", four directors (out of a total of eleven) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in the year 2003 and when their successors have been elected and qualified. Proxies will be voted for the election of Dr. James L. Doti, David S. Engelman, Glenn F. Kummer and Margaret
S. Dano as Fleetwood directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that any of the nominees will be unavailable.

    Each shareholder is entitled to one vote for each share of Common Stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The four candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

    The following information is furnished as of July 14, 2000 with respect to the four nominees, three of whom are currently Fleetwood directors, as well as for the other seven Fleetwood directors whose terms of office will continue after the 2000 Annual Meeting.

NOMINATED FOR ELECTION FOR TERMS ENDING IN SEPTEMBER, 2003

                         DR. JAMES L. DOTI, age 53, has served as a Fleetwood
[PHOTO]                  director since 1995. Since 1991, Dr. Doti has served as
                         President of Chapman University, a private institution
                         located in Orange, California, where he also founded the
                         University's Center for Economic Research in 1978 and was
                         appointed inaugural holder of the Donald Bren Distinguished
                         Chair in Business and Economics in 1999. Dr. Doti is also a director of First American Financial Corp., Remedy
                         Temp, Inc. and Standard Pacific Corp. He is a graduate of
                         the University of Illinois, Chicago and received master's
                         and doctorate degrees in economics from the University of
                         Chicago.

                         DAVID S. ENGELMAN, age 62, was appointed to Fleetwood's
[PHOTO]                  Board of Directors in April, 1999. Mr. Engelman is a private investor. He served as Chairman, Chief Executive Officer and
                         President of UnionFed Financial Corporation from 1991 until
                         1997 and held the same positions at its subsidiary, Union
                         Federal Bank, until the Office of Thrift Supervision
                         appointed a receiver for the bank in August, 1996. From 1989 to 1991, Mr. Engelman was a consultant to Portland General
                         Corporation, a diversified public utility holding company, with responsibility for the management and liquidation of
                         real estate assets. Mr. Engelman is a director of MGIC
                         Investment Corporation, Mortgage Guaranty Insurance
                         Corporation, Quaker City Bancorp and Quaker City Bank. He is
                         a graduate of the University of Arizona.

                         GLENN F. KUMMER, age 66, has been Chairman of Fleetwood's
[PHOTO]                  Board of Directors and the Company's Chief Executive Officer
                         since January, 1998. He joined the Company in 1965 and has been a member of the Board of Directors since 1983. Before becoming Fleetwood's Chairman, Mr. Kummer was President and
                         Chief Operating Officer since 1983, and previously he served in various executive positions, including Executive Vice
                         President. He has served as a director and Chairman of the
                         Manufactured Housing Institute and other trade associations related to the Company's business. Mr. Kummer is a graduate of the University of Utah.

                         MARGARET S. DANO, age 40, was nominated by the Board of
[PHOTO]                  Directors on June 13, 2000 for election by the shareholders at the Annual Meeting. Ms. Dano has been Vice President,
                         Worldwide Operations, Office Products of Avery Dennison
                         Corporation since January, 1999 and was Avery Dennison's
                         Vice President, Corporate Manufacturing and Engineering from
                         1997 to 1999. Previously, she was Vice President, Operations
                         Accessories, North America, of Black & Decker Corporation
                         and she served as a Program Manager, Product Manager and
                         Plant Manager for General Electric Corporation for a
                         five-year period in the early 1990's. Ms. Dano received a
                         BSME in Electrical Engineering from the General Motors
                         Institute while working as a Senior Manufacturing Engineer for the Fisher Body Division of General Motors Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

                         PAUL D. BORGHESANI, age 62, was appointed to Fleetwood's
[PHOTO]                  Board of Directors in April, 1999. Mr. Borghesani is a
                         partner of the law firm Baker & Daniels, South Bend,
                         Indiana. He is also Vice President--General Counsel of
                         Morgan Drive Away, Inc., the principal business of which is the transportation of manufactured homes and recreational
                         vehicles, Vice President and Corporate Counsel of The Morgan
                         Group, Inc., and owner and founder of Transportation
                         Advisory Group, LLC. Mr. Borghesani serves as a director of
                         Morgan Drive Away and was Morgan's President and Chief
                         Operating Officer from 1983 to 1995 and Chairman and Chief
                         Executive Officer from 1995 to 1996. Mr. Borghesani is a
                         graduate of Tufts University and received a JD degree from
                         Boston College.

                         THOMAS B. PITCHER, age 61, has served as a member of the
[PHOTO]                  Board since 1998. Mr. Pitcher has been Advisory Counsel to the law firm Gibson Dunn & Crutcher LLP since 1995, when he retired from the active practice of law. Prior to that date,
                         Mr. Pitcher was a member of the firm's Executive Committee and was the partner in charge of its Orange County,
                         California office and its international practice.
                         Mr. Pitcher is a graduate of the University of Florida and received a JD degree from the Duke University School of Law.

                         NELSON W. POTTER, age 57, has been a member of Fleetwood's
[PHOTO]                  Board of Directors since January, 1998. Since that time,
                         Mr. Potter has also been Fleetwood's President and Chief
                         Operating Officer. He served as Fleetwood's Vice
                         President--Planning and Corporate Development from 1992
                         until 1997 and was Executive Vice President--Operations from
                         January, 1997 until January, 1998. Mr. Potter is a graduate of American University in Washington, D.C. and received an
                         M.B.A. degree from the Wharton Graduate School of the
                         University of Pennsylvania.

DIRECTORS WHOSE TERMS EXPIRE IN 2002:

                         WALTER F. BERAN, age 74, has been a Fleetwood director since
[PHOTO]                  1993. Mr. Beran has been Chairman of the Board of Directors of Pacific Alliance Group, a private financial services
                         firm, since 1986. Previously, he served as Vice Chairman and
                         Western Regional Managing Partner of Ernst & Young LLP, an
                         international accounting firm, from 1971 until 1986.
                         Mr. Beran is currently a director of Ventas, Inc., Eureka
                         Mutual Funds, and several private companies. He is a
                         graduate of Baylor University.

                         LOREN K. CARROLL, age 56, became a member of Fleetwood's
[PHOTO]                  Board of Directors in April, 1999. Since 1994, Mr. Carroll
                         has been President and Chief Executive Officer of M-I,
                         L.L.C., the world's largest drilling and fluid handling
                         supplier to the petroleum industry, based in Houston, Texas.
                         Mr. Carroll is also a director of Smith International, Inc.
                         Previously, Mr. Carroll was an audit partner of Arthur
                         Andersen LLP until leaving in 1984 to become Vice President and Chief Financial Officer of Smith International. He also served as President of Geneva Business Services and a
                         director of The Geneva Companies from 1989 until 1992, when he returned to Smith International as Executive Vice
                         President and Chief Financial Officer. Mr. Carroll is a
                         graduate of California State University, Long Beach.

                         DR. DOUGLAS M. LAWSON, age 64, has been a member of
[PHOTO]                  Fleetwood's Board of Directors since 1981. Dr. Lawson is the founder and Chairman of Douglas M. Lawson Associates, Inc., a New York-based fund raising management consulting firm
                         which advises non-profit organizations concerning the
                         creation and operation of fund-raising campaigns and
                         training programs throughout the United States. He is a
                         graduate of Randolph-Macon College in Virginia and also has a Bachelor of Divinity degree from Drew University and a
                         Ph.D. from Duke University.

                         JOHN T. MONTFORD, age 57, became a Fleetwood director on
[PHOTO]                  June 26, 1999. Since 1996, Mr. Montford has been Chancellor of Texas Tech University in Lubbock, Texas. From 1983 until
                         1996, Mr. Montford was a member of the Texas Senate, during which time he served as Chairman of the Senate Finance and
                         State Affairs Committee and Senate President Pro Tempore.
                         Mr. Montford has also maintained an active law practice in
                         Lubbock. He is a graduate of the University of Texas, from which he also received a JD degree.

BOARD COMMITTEES

    Fleetwood's Board of Directors has standing Executive, Compensation and Audit Committees. None of the Directors who serve on the Audit or Compensation Committees are executive officers of Fleetwood. The Executive Committee also serves as the Board's nominating committee.

    The Board of Directors met six times during the fiscal year ended on April 30, 2000 and the aggregate of Board and Committee meetings totaled twenty during such period. All of Fleetwood's directors who served throughout the fiscal year attended at least 75% of the meetings of the Board of Directors and, if applicable, the Committee(s) on which they served during the year.

    The Executive Committee, consisting of Mr. Kummer, Chairman, Mr. Potter,
Mr. Beran, Dr. Lawson and Mr. Pitcher, met seven times during the fiscal year ended on April 30, 2000. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee, and except as limited by Delaware law.

    The Compensation Committee met four times during the past fiscal year. The Committee is responsible for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It is also responsible for interpreting and administering certain benefit plans and making awards under such plans. The Compensation Committee consists of Mr. Beran, Chairman, Dr. Lawson, Mr. Pitcher and Mr. Borghesani.

    The Audit Committee, consisting of Dr. Lawson, Chairman, Mr. Beran,
Mr. Carroll and Mr. Engelman, met three times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent public accountants such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the respective fees related to the performance of such services. During each Committee meeting, members of the Committee and representatives of the accountants have an opportunity for discussions outside the presence of management.

OUTSIDE DIRECTORS' COMPENSATION

    All members of the Board of Directors who are not Fleetwood employees receive compensation on account of their service as Fleetwood directors in the amount of $24,000 per year, payable quarterly. In addition, members of the Board committees receive additional compensation in the amount of $6,000 per year per committee, payable quarterly. Directors are reimbursed for airfare (at coach rates) and hotel expenses incurred in connection with their attendance at Board and committee meetings.

    Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase 4,000 shares of Fleetwood common stock at exercise prices equal to the market value of the underlying shares of common stock on the date of grant. All options are accompanied by dividend equivalents, which entitle the director to receive payments on each dividend payment date until the options are exercised or terminate in an amount equivalent to dividends on the Company's outstanding shares. The options expire ten years after the date of grant or three years after service as a director is terminated, whichever occurs earlier. Option grants vest immediately. Option grants are made to newly appointed directors on a pro-rated basis as of the date of their appointment. All current directors except Mr. Kummer and Mr. Potter received options under this Plan during fiscal 2000.

DIRECTOR AND OFFICER STOCK OWNERSHIP

    The following table sets forth ownership of Fleetwood Common Stock as of July 14, 2000 by each Fleetwood Director, the Chief Executive Officer and the four other most highly compensated executive officers and all Directors and executive officers as a group. Such ownership includes shares held by certain family members, trusts and private foundations.

                    NAME                      TOTAL OWNERSHIP(1)   PERCENT OF CLASS
                    ----                      ------------------   -----------------
                                                                   (*= LESS THAN 1%)
Walter F. Beran.............................          25,510             *
Paul M. Bingham.............................          97,500             *
Paul D. Borghesani..........................           6,188             *
Loren K. Carroll............................           8,188             *
James L. Doti...............................          15,658             *
David S. Engelman...........................           7,188             *
Thomas A. Fuentes...........................          19,266             *
Glenn F. Kummer.............................         690,000            1.9      %
Dr. Douglas M. Lawson.......................          18,000             *
John T. Montford............................           4,927             *
Richard E. Parks............................          46,000             *
Thomas B. Pitcher...........................           9,037             *
Nelson W. Potter............................         197,000             *
Mallory S. Smith............................         118,200             *
27 Directors and Executive Officers as a
Group.......................................       1,665,138            4.7      %

---------

(1) Includes shares of Fleetwood Common Stock which may be obtained if vested options issued under Fleetwood's 1992 Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Beran, 18,510; Mr. Bingham, 94,500;
    Mr. Borghesani, 5,688; Mr. Carroll, 5,688; Dr. Doti, 14,658; Mr. Engelman, 5,688; Mr. Fuentes, 19,256; Mr. Kummer, 653,000; Dr. Lawson, 16,000;
    Mr. Montford, 4,927; Mr. Parks, 45,000; Mr. Pitcher, 8,537; Mr. Potter, 194,000; Mr. Smith, 106,000; and 27 Directors and Executive Officers as a Group, 1,583,412.

DIRECTOR AND OFFICER SECURITIES REPORTS

    The Federal securities laws require Fleetwood's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Fleetwood common stock. With the exception of the late filing of one Form 4 report by Lyle N. Larkin, to the best of Fleetwood's knowledge, all persons subject to these reporting requirements with respect to Fleetwood Common Stock filed the required reports on a timely basis during the fiscal year ended on April 30, 2000.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the most recently available information concerning the only shareholders believed by Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of Fleetwood's outstanding common stock.

                                                           AMOUNT AND
                                                      NATURE OF BENEFICIAL   PERCENT OF
                                                           OWNERSHIP           CLASS
                                                      --------------------   ----------
1.    First Pacific Advisors, Inc.                          3,309,400(1)        10.1%
        11400 West Olympic Blvd.
        Los Angeles, CA 90064

2.    Primecap Management Company                           2,548,500(2)         7.8%
        225 S. Lake Avenue
        Pasadena, CA 91101

---------

(1) According to its March 31, 2000 Schedule 13-G report, at that time the shareholder had shared investment authority with respect to all of the shares, sole voting authority with respect to 1,328,300 shares and shared voting authority with respect to the remaining shares.

(2) According to its December 1999 year-end Schedule 13-G report, at that time the shareholder had sole investment authority with respect to all of the shares, sole voting authority with respect to 1,310,400 shares, and shared voting authority with respect to the remaining shares.

TRANSACTION WITH AFFILIATES

    On July 31, 1997, the Compensation Committee of the Board of Directors authorized Fleetwood to enter into an agreement with the trustee of a trust created by Glenn F. Kummer for the benefit of members of his family (the "Kummer Trust"), providing for the purchase by Fleetwood for the Kummer Trust of a split-dollar life insurance policy on the life of Mr. Kummer, payable to the Kummer Trust. Fleetwood intends to pay the premium on the policy for up to five
(5) years. The trustee of the Kummer Trust will contribute a portion of each annual premium which will reduce Fleetwood's premium each year, and will assign certain rights under the policies, including the right to receive the cash surrender value thereof, to Fleetwood to secure repayment of all the premium payments made by Fleetwood. Fleetwood will recover all of its insurance premium payments from the death benefit under the policy or earlier from the Kummer Trust. Since the increases in the cash surrender value of the policy assigned to secure premium repayments are applied for accounting purposes to offset the premium expense incurred by Fleetwood, the cost of such payments will not have any material effect on Fleetwood's consolidated financial statements. On
January 20, 1999, Fleetwood entered into a similar arrangement with the trustee of a trust created by Paul M. Bingham for the benefit of members of his family.

    Morgan Drive Away, Inc., of which Director Paul D. Borghesani is a Director and Vice President--General Counsel, performs services for Fleetwood in connection with the transportation of manufactured homes and recreational vehicles to retailer and customer sites. During the fiscal year ended on April 30, 2000, the total amount paid by the Company to Morgan Drive Away, Inc. for such services was $34,977,513. In the opinion of the Company, such services were competitive with other suppliers with respect to price and quality of performance.

                             EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years ended April 30, 2000, April 25, 1999 and April 26, 1998, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the five highest paid Fleetwood executive officers, including the Chief Executive Officer.

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                    -----------------------
                                             ANNUAL COMPENSATION     AWARDS      PAYOUTS
                                            ---------------------   --------   ------------
                                  FISCAL                            OPTIONS/    LONG-TERM        ALL OTHER
       NAME AND POSITION           YEAR      SALARY     BONUS(2)     SHARES    INCENTIVE(3)   COMPENSATION(5)
       -----------------         --------   --------   ----------   --------   ------------   ---------------
Glenn F. Kummer                    2000     $99,000    $1,348,275    52,000      $556,548(4)      $967,915
  Chairman of the Board of         1999     $99,000    $1,287,091    70,000      $750,827         $842,967
  Directors and Chief              1998     $99,000    $  810,663    71,000      $631,828         $666,561
  Executive Officer

Nelson W. Potter                   2000     $93,000    $1,369,950    56,000      $800,893         $492,585
  President and Chief              1999     $93,500    $1,531,793    60,000      $583,976         $368,307
  Operating Officer                1998     $88,500    $  704,171    32,000      $280,812         $155,705

Mallory S. Smith(1)                2000     $87,000    $  666,121     --         $444,941         $270,117
  Senior Vice President            1999     $87,000    $  803,811    30,000      $396,270         $227,538
  Housing Group                    1998     $84,750    $  571,019    25,000      $263,262         $168,535

Richard E. Parks                   2000     $87,000    $  637,909    25,000      $444,941         $216,687
  Senior Vice President            1999     $87,000    $  657,499    20,000      $396,270         $156,903
  RV Group                         1998     $88,004    $  452,810    25,000      $263,262         $ 94,949

Paul M. Bingham                    2000     $87,000    $  474,405    22,000      $444,941         $234,203
  Senior Vice President            1999     $87,000    $  469,806    25,000      $417,126         $197,226
  Finance                          1998     $87,000    $  433,690    25,000      $280,812         $146,756

---------

(1) Mr. Smith retired on April 30, 2000, the last day of the fiscal year.

(2) Excludes $250,000 in fiscal 2000, $250,000 in fiscal 1999 and $416,667 in fiscal 1998 of earned incentive compensation which was paid to Mr. Kummer's irrevocable trust and $72,000 in fiscal 2000 and $72,000 in fiscal 1999 paid to Mr. Bingham's trust for the benefit of members of their respective families in connection with a split-dollar life insurance program. See TRANSACTION WITH AFFILIATES on page 7 of this Proxy Statement.

(3) Payments made after fiscal year-end, but accrued for the two-year award period ended April 30, 2000 under Fleetwood's Long-Term Incentive Plan.

(4) Excludes $333,333 of earned long-term incentive compensation which was paid to Mr. Kummer's irrevocable trust in connection with his split-dollar life insurance program. See TRANSACTION WITH AFFILIATES on page 7 of this Proxy Statement.

(5) Includes payments made or accrued under Fleetwood's retirement plans, payments of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans, and in the cases of Mr. Kummer and Mr. Bingham, the estimated value of the premiums paid by Fleetwood on split-dollar insurance on their lives, owned by irrevocable trusts for the benefit of the respective families of Mr. Kummer and Mr. Bingham. (Fleetwood will receive the premiums it has paid, plus interest, from the proceeds of such insurance.) The following table shows the respective amounts of each of the above items for the past three fiscal years.

                                     NON-FUNDED RETIREMENT    DIVIDEND     SPLIT-DOLLAR
                                       PLAN CONTRIBUTION     EQUIVALENTS    INSURANCE
                                     ---------------------   -----------   ------------
Mr. Kummer
  2000.............................         $424,435           $489,750      $53,730
  1999.............................         $385,554           $392,090      $65,333
  1998.............................         $259,450           $376,970      $30,141

Mr. Potter
  2000.............................         $347,085           $145,500       --
  1999.............................         $286,567           $ 81,740       --
  1998.............................         $113,925           $ 41,780       --

Mr. Smith
  2000.............................         $190,617           $ 79,500       --
  1999.............................         $178,678           $ 48,860       --
  1998.............................         $117,495           $ 51,040       --

Mr. Parks
  2000.............................         $182,937           $ 33,750       --
  1999.............................         $146,103           $ 10,800       --
  1998.............................         $ 76,449           $ 18,500       --

Mr. Bingham
  2000.............................         $155,356           $ 70,875      $ 7,972
  1999.............................         $150,194           $ 45,270      $ 1,762
  1998.............................         $113,106           $ 33,650       --

OPTION GRANTS

    The following table lists certain information concerning stock options granted to Fleetwood's five executive officers named in the Summary Compensation Table during the fiscal year ended on April 30, 2000 under Fleetwood's 1992 Stock-Based Incentive Compensation Plan.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS(1)                         10-YEAR OPTION TERM
                           -----------------------------------------------------------   -----------------------
                                         % OF TOTAL
                                          OPTIONS
                                          GRANTED                EXERCISE
                           OPTIONS       IN FISCAL    DATE OF    OR BASE    EXPIRATION
                           GRANTED          YEAR       GRANT      PRICE        DATE         5%           10%
                           --------      ----------   --------   --------   ----------   ---------   -----------
Glenn F. Kummer..........   52,000          10.7%     3/13/00     $14.75      3/13/10    $483,210    $1,227,200

Nelson W. Potter.........   56,000          11.5%     3/13/00     $14.75      3/13/10    $520,380    $1,321,600

Mallory S. Smith.........        0(2)      --           --         --          --           --           --

Richard E. Parks.........   25,000           5.1%     3/13/00     $14.75      3/13/10    $232,312    $  590,000

Paul M. Bingham..........   22,000           4.5%     3/13/00     $14.75      3/13/10    $204,435    $  519,200

---------

(1) All awards were made pursuant to Fleetwood's 1992 Stock-Based Incentive Compensation Plan at not less than 100% of the fair market value of the Company's Common Stock on the date the options were granted. Stock options may not be exercised during the first six months after the date the options were granted.

(2) Mr. Smith was not awarded any options as a result of his planned retirement at the end of the fiscal year.

OPTION EXERCISES, OPTIONS HELD AND YEAR-END VALUES

    None of the five executive officers named in the Summary Compensation Table exercised options during the fiscal year ended on April 30, 2000. None of the options held by such executive officers, whether exercisable or unexercisable, were in-the-money as of the end of the fiscal year.

LONG-TERM INCENTIVE PLAN AWARDS

    The following table sets forth information concerning awards made to the five executive officers named in the Summary Compensation Table during the fiscal year ended on April 30, 2000 under Fleetwood's Long-Term Incentive Plan.

                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                                   PERFORMANCE PERIOD   NON-STOCK PRICE BASED PLANS(1)
                                                    UNTIL MATURATION    -------------------------------
                NAME AND POSITION                      OR PAYOUT        THRESHOLD    TARGET    MAXIMUM
                -----------------                  ------------------   ---------   --------   --------
Glenn F. Kummer..................................  5/1/00 to 4/28/02       20%       35.00%       50%
Nelson W. Potter.................................  5/1/00 to 4/28/02       18%       31.50%       40%
Mallory S. Smith(2)..............................         --             --           --        --
Richard E. Parks.................................  5/1/00 to 4/28/02       10%       17.50%       25%
Paul M. Bingham..................................  5/1/00 to 4/28/02       10%       17.50%       25%

---------

(1) Represents the percentage of the average annual compensation of the named individuals for the award period payable at the three performance levels. Award payouts are tied to the achievement of targets with respect to cash flow returns on Fleetwood's gross cash investment for the award period. For the two-year period ending in April, 2002, the minimum performance level ("Threshold") is 9.99%, the performance objective ("Target") is 11.99% and the maximum performance objective ("Maximum") is 13.99%. No incentive is paid unless the Threshold rate of return is achieved. The aggregate of long-term incentive compensation payments, excluding payments to deceased, disabled or retired participants, may not exceed three percent of Fleetwood' s aggregate cash flow return for the award period.

(2) No award was made to Mr. Smith, as a result of his planned retirement at the end of the fiscal year.

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

    The employment contracts of Fleetwood officers and senior corporate managers provide for severance benefits in connection with a "change of control" of Fleetwood. Such provisions in the employment contracts of Fleetwood officers, for example, including those of Messrs. Kummer, Potter, Parks and Bingham, entitle the officer to severance benefits in the event employment is terminated by Fleetwood without good cause or by the officer after suffering an adverse change in employment circumstances as defined in the employment contract, in either case within three years after the change of control, or by the officer, for any reason during the period between three months and twelve months after the change of control. A "change of control" is defined in such employment contracts as circumstances under which either a third party or group acquired more than 25% of Fleetwood's voting stock or, as a result of a cash tender, merger or other business combination, the majority of Fleetwood's Board of Directors is replaced. Upon the occurrence of such circumstances, the maximum severance benefit which may be paid to Fleetwood officers, including
Messrs. Kummer, Potter, Parks and Bingham, shall be equal to three times the average annual compensation payable by Fleetwood for the three fiscal years prior to the date upon which the change of control occurred.

    In addition, the employment contracts of Messrs. Kummer, Potter, Parks and Bingham, and certain other Fleetwood officers provide for a severance payment in situations involving an employment termination or adverse change in employment circumstances which do not involve either a change of control or a termination for cause, as defined therein. In such a case, the terminated officer will receive a payment equal to the aggregate of the salary, incentive compensation and long-term incentive compensation payable for the previous eight fiscal quarters (excepting Mr. Kummer, whose severance payment would equal 50% of such amount). As indicated above, Mr. Smith's employment contract terminated when he retired on April 30, 2000.

PERFORMANCE GRAPH

    The performance graph set forth below compares the cumulative total shareholder return on Fleetwood's Common Stock against the cumulative total return for the five-year period ended on April 30, 2000 of the Standard & Poor's Corporation S & P 500 Composite Stock Price Index (S&P 500) for the most recently ended calendar year (the index used in past years), the S&P Small Cap 600 (the index which will be used in the future) and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles. With respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period.

    There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen
Industries, Inc., Monaco Coach Corp., National R.V. Inc., Oakwood Homes Corporation, Palm Harbor Homes, Inc., Skyline Corp., Thor Industries, Inc. and Winnebago Industries, Inc. The peer group contains the largest companies in Fleetwood's industries, the performance of which is generally compared to Fleetwood's performance by investment analysts. None of these companies are truly comparable to Fleetwood. All are smaller; some are involved only in manufactured housing and others only in recreational vehicles; some own no retail business and others are vertically integrated to a much greater extent than Fleetwood.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             FLEETWOOD                                S & P
         ENTERPRISES, INC.  PEER GROUP  S & P 500  SMALLCAP 600
4/30/95            $100.00     $100.00    $100.00       $100.00
4/28/96            $117.80     $155.65    $130.22       $135.69
4/27/97            $114.78     $144.86    $162.95       $140.79
4/26/98            $214.64     $254.21    $229.86       $206.61
4/25/99            $134.05     $209.56    $280.02       $184.31
4/30/00             $72.24     $164.45    $308.39       $222.09

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Fleetwood's Compensation Committee reviews the administration of Fleetwood's management compensation programs as they affect the compensation of the Company's senior managers. In addition, the Committee is responsible for administering several Fleetwood benefit plans--the Long-Term Incentive Plan, the 1992 Stock-Based Incentive Compensation Plan and the Senior Executive Incentive Compensation Plan. The Committee consists of the four non-management directors who authorized this Report and are listed below.

    FLEETWOOD'S CORPORATE COMPENSATION PHILOSOPHY. Since Fleetwood's founding, it has consistently followed a management compensation philosophy that encourages growth and profitability. The system provides for moderate base salaries at all levels, but offers opportunities for each manager to earn incentive compensation based on results which, in many cases, may exceed the person's salary. This performance-based approach is a reflection of the Company's belief that managers should have an opportunity to earn more than individuals performing similar functions at other companies, but that their compensation should grow only if Fleetwood's profitability grows as well. This philosophy is intended to align Fleetwood managers with the interests of the Company's shareholders. In addition, it has permitted Fleetwood to have lower fixed costs when negative economic conditions have a marked impact on results.

    Fleetwood has always avoided many of the perquisites typically provided to corporate managers, especially members of top management. Fleetwood's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like. Instead, it has always been Fleetwood's philosophy that its managers should be given the opportunity to earn good cash rewards for their efforts and that they should be permitted to decide on their own whether particular expenditures are necessary or desirable.

    SALARIES AND INCENTIVE COMPENSATION. Aside from routine adjustments and changes resulting from promotions, no changes were made during the past fiscal year with respect to corporate base salaries or Fleetwood's basic incentive compensation system. Periodic compensation reviews have indicated that Fleetwood's salary and incentive compensation programs are competitive. We still believe that this performance-based approach works best for Fleetwood.

    LONG-TERM INCENTIVE COMPENSATION. The basis for earning long-term incentive compensation awards was changed several years ago. The Long-Term Incentive Plan requires returns in excess of Fleetwood's cost of capital over a two-year period in order for any long-term incentive compensation to be payable. It utilizes cash flow returns on the Company's gross cash investment as the measurement device for determining whether or not compensation has been earned, and how much. The Committee believes that this approach focuses Fleetwood's senior management on the importance of proper utilization of corporate capital, which assists in enhancing shareholder value for Fleetwood's investors.

    Despite recent difficult earnings comparisons, substantial long-term incentive compensation amounts will be paid this year for the 1998-2000 award period, due to the Company's strong performance in the 1999 fiscal year. At this time, as a result of weaker performance in the 2000 fiscal year, it appears extremely unlikely that there will be any payment of long-term incentive compensation for the 1999-2001 award period.

    While there were no significant changes with respect to the administration of the Plan this year, the targets were changed to reflect changes in Fleetwood's cost of capital as they are at the beginning of each award period. Mr. Kummer, the Company's Chairman, continues as the Plan's Benchmark Participant. The performance levels for the 1999-2001 award period are lower than those for the previous award period, largely as a result of increasing use of leverage by the Company and the effect of the lower price of Fleetwood Common Stock on the equity portion of the Company's cost of capital. As compared to the previous award period, the threshold return was reduced from 11.53% to 9.99% for the new award period, the target performance level from 13.53% to 11.99% and the maximum from 15.53% to 13.99%. The award percentages for the new award period, reflecting awards which participants may earn if the targets are met, remain at the same level as for the prior award period.

    STOCK OPTIONS. In its role of administering Fleetwood's 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time to key officers and managers who have the greatest degree of potential influence on Fleetwood's strategic direction. In addition, smaller awards have also been made to a broader group of operational managers at Fleetwood's manufacturing and retail operations who have a meaningful impact on Fleetwood's returns. Awards in both categories were made by the Committee near the end of the past fiscal year.

    COMPENSATION OF FLEETWOOD'S CHIEF EXECUTIVE OFFICER AND PRESIDENT. In 1994, the shareholders approved the Senior Executive Incentive Compensation Plan which provides incentive compensation to Fleetwood's Chief Executive Officer and President on a substantially equivalent basis to Fleetwood's basic incentive compensation program. As a result, payments made under this performance-based plan continue to be deductible under Internal Revenue Code Section 162(m). Federal tax law now requires that performance-based plans be reapproved by the shareholders at least every five years in order that deductibility of payments made under such plans continues to be assured and the Plan is being submitted for reapproval at the next shareholders meeting. The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by Fleetwood to its managers, including its senior officers, should be deductible for income tax purposes. All compensation payments made to Fleetwood officers in fiscal 2001 should be fully deductible.

    The base salary and incentive compensation performance targets of both
Mr. Kummer and Mr. Potter remained the same as in the previous year. The heavy weighting in Fleetwood's compensation system toward profit-based incentive compensation means that their compensation, and that of other managers as well, increases or decreases depending on the Company's financial success. The stock option awards to Mr. Kummer and Mr. Potter made in the current fiscal year were similar to those granted in past years. All such awards again were non-qualified stock options granted at fair market value on the date of grant.

    In light of the significant challenges in the marketplaces in which Fleetwood competes, the Committee believes that the compensation of Mr. Kummer and Mr. Potter is fair for the performance expected of them.

    Walter F. Beran, Chairman                                      June 13, 2000
    Paul D. Borghesani
    Dr. Douglas M. Lawson
    Thomas B. Pitcher

                   REAPPROVAL OF FLEETWOOD'S SENIOR EXECUTIVE
                          INCENTIVE COMPENSATION PLAN
                               (PROXY ITEM NO. 2)

INTRODUCTION

    Although the Senior Executive Incentive Compensation Plan (the "Plan") approved by Fleetwood's shareholders in 1994 will remain in effect until 2004, Federal tax law now requires that the Plan be reapproved every five years in order to permit continued deductibility of performance awards made under it. The Plan therefore must be resubmitted for shareholder approval in order to satisfy this requirement. The Company believes that it is in the best interests of the shareholders to reapprove the Plan and assure continued deductibility of performance awards made under the Plan. Failure to reapprove the Plan will not result in either discontinuance of the Plan or the grant of performance awards, only the potential loss of the related tax deductions to the Company.

BACKGROUND

    Until 1994, Fleetwood's Chief Executive Officer and President participated in the basic incentive compensation plan which is applicable to all corporate managers, which has always provided a substantial portion of the potential compensation of such managers. That plan ties incentive compensation to performance and is intended to provide an opportunity for greater financial rewards along with the growth of corporate profits and/or the profits of the group actually managed by the individual manager. Base salaries of all Fleetwood managers are purposely kept relatively low compared to those of similarly-situated managers at other companies.

    In 1993, newly enacted Section 162(m) of the Internal Revenue Code limited the deductibility of compensation in excess of $1,000,000 to the Chief Executive Officer and the next four highest compensated individuals of public companies, unless such compensation is paid in accordance with performance-based plans as defined in Section 162(m) and IRS regulations. Although Fleetwood's existing plan had always been performance-based, it was not structured to comply with the 1993 tax amendments.

    Rather than revising Fleetwood's existing incentive compensation plan, which applies to hundreds of corporate managers, to make it conform to the Internal Revenue Code and regulations, which would require the addition of a number of burdensome administrative requirements, Fleetwood's Compensation Committee and Board of Directors decided to create a separate plan, based on the Company's historic incentive compensation plan, and applicable only to Fleetwood's Chief Executive Officer and President. The Plan follows a measurement formula which is similar to Fleetwood's basic incentive compensation plan and was designed to provide substantially identical incentive compensation for the two covered executives to what they would have received had they continued to participate in the basic plan.

    The principal features of the Plan are described below. The full text is attached hereto as Exhibit A and should be referred to for a complete description.

    GENERAL. The Plan provides that the participants receive incentive compensation based on the achievement of profitability by Fleetwood's operating units. The Compensation Committee has made awards which will continue in effect each quarterly award period until changed.

    ADMINISTRATION. The Plan vests broad powers in the Compensation Committee to administer and interpret it. The Compensation Committee shall consist of two or more members of Fleetwood's Board of Directors who are considered outside and disinterested directors for the purposes of the Internal Revenue Code and the Securities Exchange Act of 1934. Under the Plan, the Compensation Committee determines in advance of a quarterly period the participants, the award of participant points, the "excess percentage" (the key element in the creation of the compensation pool) and whether to delete specific Fleetwood subsidiaries from those to be considered in calculating "bonus base profit". Following each quarterly award period, the Committee determines whether the profitability target has been achieved and authorizes the appropriate payments to participants. In addition, the Compensation Committee has the authority to interpret the Plan and to make determinations necessary to administer it.

    ELIGIBILITY TO RECEIVE AWARDS. Eligibility to participate in the Senior Executive Plan is limited to the Chief Executive Officer, President and/or Chief Operating Officer of Fleetwood, currently two individuals. The designation of actual participants is made by the Compensation Committee prior to the beginning of any quarterly award period and continues until a contrary designation is made. The Compensation Committee has designated Fleetwood's Chief Executive Officer and President/Chief Operating Officer as the only participants in the Plan.

    PERFORMANCE GOAL. The performance goal of the Plan is the achievement of positive bonus base profit during a quarterly award period. Bonus base profit is defined as 30% of the aggregate net income of the Company's subsidiaries for the quarter, adjusted by the aggregate of Fleetwood's investment income less interest expense, all as defined in the Plan. In the event that the Company's subsidiaries are not profitable in a quarterly award period, as has happened in a number of quarters in past recessionary periods, no incentive compensation will be paid under the Plan in that quarterly award period and the deficit will have to be made up before any incentive compensation is paid in any subsequent quarterly award period, unless the Compensation Committee determines to forgive all or any portion of the deficit.

    CALCULATION OF INCENTIVE AWARDS. The Compensation Committee has awarded participant points to the two participants. The ratio of the participant points, 4 for the Chief Executive Officer to 3.5 for the President/Chief Operating Officer, determines how the total amounts available for payment in each quarterly award period will be divided. Such participant point awards will continue in effect until contrary awards are made for quarterly award periods beginning subsequent to the date of such new awards.

    The total amount to be paid to the participants is determined in each quarterly award period by calculating the "net bonus amount". Net bonus amount consists of five percent (5%) of the first $2,000,000 of bonus base profit earned in the award period and an "excess percentage" of bonus base profit earned each quarterly award period above the first $2,000,000. While the Plan provides that the excess percentage may be set by the Compensation Committee prior to an award period at a maximum of four and one-half percent (4 1/2%), the Compensation Committee has specified three and one-half percent (3 1/2%) as the excess percentage. Such designation will continue in effect until a contrary designation is made for quarterly award periods beginning subsequent to the date of such new designation.

    After each quarterly award period, the bonus base profit and net bonus amount for the quarter are calculated by management and approved by the Compensation Committee before payments to the participants are authorized. If bonus base profit for any award period is zero or negative, no compensation is paid under the Plan for such award period.

    FEDERAL TAX CONSEQUENCES. Under the Internal Revenue Code as presently in effect, the grant of an award has no federal income tax consequences. Payment of awards are taxable to participants as ordinary income and amounts taxable to participants will be deductible by Fleetwood as compensation, subject to the re-approval requirement discussed above.

    AMENDMENT AND TERMINATION. The Board of Directors may amend or terminate the Plan so long as such action does not adversely affect any already outstanding rights or obligations. No incentive compensation under the Plan may be awarded for any award period beginning after April 30, 2004

    REQUIRED VOTE FOR REAPPROVAL OF THE PLAN. The Board of Directors recommends a vote FOR Reapproval of the Plan to assure the continued tax deductibility of performance awards made under the Plan. All proxies will be voted to reapprove the Plan unless a contrary vote is indicated on the enclosed proxy card. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to reapprove the Plan.

                                    AUDITORS

    The firm of Arthur Andersen LLP has served as Fleetwood's independent public accountants since 1955. Such firm has again been selected to act in such capacity for the current fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

                                 ANNUAL REPORTS

    Fleetwood's Annual Report for the fiscal year ended April 30, 2000, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, Fleetwood files an Annual Report on Form 10-K with the Securities and Exchange Commission. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS, WITHOUT CHARGE, BY WRITING THE SECRETARY AT THE ADDRESS LISTED ABOVE.

                    OTHER BUSINESS AND DIRECTOR NOMINATIONS

    At the time of the preparation of this Proxy Statement, Fleetwood's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

    Fleetwood's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting if such disclosure occurs less than 70 days prior to the date of such annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock represented, and (c) any material interest of the shareholder in such business.

    Fleetwood's Bylaws also require that the Secretary receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that State-ment, and (c) a consent to serve as director signed by such nominee.

                           2001 SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 2001 Annual Meeting must be received by Fleetwood on or before March 20, 2001 if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          William H. Lear
                                          Secretary

Dated: July 18, 2000

                                   EXHIBIT A

                          FLEETWOOD ENTERPRISES, INC.
                                SENIOR EXECUTIVE
                          INCENTIVE COMPENSATION PLAN

1.  PURPOSE.

    The purpose of this Senior Executive Incentive Compensation Plan (the "Plan") is to provide a means of paying incentive compensation to certain key management employees who contribute materially to the success of Fleetwood Enterprises, Inc. By relating incentive rewards of certain key executives to operation profits, the Company will be in a position to provide additional motivation and to reward extraordinary performance by making those employees most responsible for such performance participants in the Company's success.

2.  DEFINITIONS.

    A. AWARD PERIOD. "Award Period" shall mean each quarterly period of the Company adopted for accounting and reporting purposes.

    B.  BOARD.  "Board" shall mean the Board of Directors of the Company.

    C. BONUS BASE PROFIT. "Bonus Base Profit" shall be thirty percent (30%) of aggregate Net Income of the Company's Subsidiaries designated pursuant to
Section 5.4 hereof. Bonus Base Profit also shall be adjusted upward or downward, as the case may be, by thirty percent (30%) of the aggregate of the investment income earned on the Company's invested capital net of interest expense. Investment income shall include interest and dividends, and in the case of interest or dividends on securities which are exempt from tax or are not fully taxed under U.S. or applicable state laws, shall include the pretax equivalents. It shall also include gains and losses (if any) from the sale or other disposition of securities. Interest expense means the interest cost on Company debt obligations and does not include interest on non-debt liabilities (i.e, accounts payable, employee compensation and benefit accruals, income tax payable and other Liabilities.

    D. COMMITTEE. "Committee" shall mean the Compensation Committee of the Board.

    E. COMPANY. The "Company" is defined as Fleetwood Enterprsies, Inc., and shall not include any Subsidiary or affiliate company.

    F. INCENTIVE COMPENSATION. "Incentive Compensation" shall mean the dollar amount awarded to a Participant.

    G. NET BONUS AMOUNT. "Net Bonus Amount" shall be the amount available for distribution as Incentive Compensation under this Plan. It shall be calculated for each Award Period by adding five percent (5%) of the first two million dollars of Bonus Base Profit and, in the discretion of the Committee as provided herein, as amount (the "Excess Percentage") up to four and one-half percent
(4 1/2%) of the excess over two million dollars of Bonus Base Profit.

    H. NET INCOME. "Net Income" as used herein shall be the respective Subsidiary's net income after excluding (i) gains or losses from the disposition of capital assets, (ii) interest, dividends and other receipts from investments time deposits, and savings accounts, (iii) taxes based upon or measured by income, (iv) incentive compensation or bonus payments to its managers and assistant managers who have entered into an employment contract with the Subsidiary and (v) contributions to a retirement plan for the benefit of its managers and assistant managers who have entered into an employment contract with the Subsidiary.

    I. PARTICIPANT. "Participant" means the Chief Executive Officer, President or Chief Operation Officer of the Company who is selected as a Participant and who continues to be a participant under the provisions of this Plan.

    J. PARTICIPANT POINTS. "Participant Points" are units of measurement utilized in determining the Incentive Compensation Awards of Participants and shall be awarded to Participants in accordance with Section 5.4 of the Plan.

    K. PERFORMANCE GOAL. "Performance Goal" means the achievement of positive Bonus Base Profit during an Award Profit.

    L. SUBSIDIARY. "Subsidiary" shall mean a corporation fifty percent (50%) or more of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by a subsidiary of the Company.

3.  PLAN ADMINISTRATION.

    3.1 THE COMMITTEE. The Committee shall be comprised solely of two or more outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder. No member of the Committee may, while serving on the Committee, also be a Participant in this Plan. The Committee shall administer the Plan in accordance with its terms.

    3.2 POWERS OF THE COMMITTEE. Subject to the express provisions of the Plan, the Committee has the authority to interpret the Plan, to determine the terms and conditions of Incentive Compensation and to make all other determinations necessary or advisable for the administration of the Plan. The Committee has authority to prescribe, amend and rescind rules and regulations relating to the Plan. All interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties.

    3.3 ORGANIZATION AND OPERATION OF COMMITTEE. The Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, including a meeting at which conference telephone or similar equipment is utilized by means of which all persons participating in the meeting can hear each other, or by unanimous written consent without a meeting. The Committee may authorize any one or more of its members or any specifically designated officer of the Company to execute any document or documents on behalf of the Committee. The Committee may appoint such accountants, counsel, specialist, and other persons as it deems necessary or desirable in connection with the administration of this Plan.

    3.4 RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any opinion or report made by the independent public accountants of the Company and upon any other opinions, reports or information furnished in connection with the Plan by any accountant, counsel, or other specialist (including financial officers of the Company). In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such opinion, report or information or for any action, including the furnishing of information, taken or failure to act, if in good faith.

    3.5 RECORDS AND REPORTS. The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan.

    3.6 PAYMENT OF EXPENSES. Unless otherwise determined by the Board, the members of the Committee shall serve without compensation for services as such, but all expenses of the Committee shall be paid by the Company. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

    3.7 INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing rights of indemnification shall not be exclusive of any other rights or indemnification or exculpation to which such persons may be entitled under the Company's Certificate of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.  ELIGIBILITY AND PARTICIPATION.

    4.1 ELIGIBILITY. To be eligible as a Participant under the Plan, an employee must be the Chief Executive Officer, President, or Chief Operating Officer of the Company.

    4.2 SELECTION OF PARTICIPANTS. Participants shall be selected by the Committee from among those persons who become eligible under Section 4.1, but the Committee need not select all eligible persons as Participants. Participants shall be separately selected for each Award Period and must be so designated prior to the commencement of an Award Period. The Committee may specify that a Participant selected for an Award Period shall continue to be a Participant in succeeding Award Periods until and unless the Committee makes a determination in advance of any particular Award Period that such Participant shall not continue as a Participant for such Award Period. The selection of a person as a Participant for one Award Period shall not mean that such person will be selected for participation with respect to any subsequent Award Period. No person shall become a Participant with respect to any Award Period under the Plan unless and until such person has been selected as a Participant by the Committee.

    4.3 DURATION OF PARTICIPATION. A person shall become a Participant upon selection as a Participant pursuant to the preceding provisions of this
Section 4. A person shall cease to be a Participant with respect to any Award Period upon the earlier of such person's (i) death, (ii) disability,
(iii) retirement or (iv) termination of eligibility as a Participant (including termination of employment). In such event, such Participant shall be entitled, upon the determination of the Committee pursuant to Section 6.1 hereof that Incentive Compensation is payable for such Award Period and compliance with the provisions of Section 6.1, to that portion of Incentive Compensation for said Award Period as the number of days he or she is a Participant during the Award Period bears to the total number of days in such Award Period.

5.  DESIGNATIONS FOR AWARD PERIODS.

    5.1 SELECTION AND DESIGNATION OF PARTICIPANTS. Prior to the commencement of each Award Period, the Committee shall select the persons who will be Participants during such Award Period. The Committee may specify that the Participants selected for any Award Period shall continue to be Participants in future Award Periods except as otherwise provided by the Committee in advance of any Award Period. Such selection and designation shall be made in accordance with the provision of Section 4 of the Plan. No person shall be designated as a Participant for any Award Period following the commencement of such Award Period.

    5.2 AWARD OF PARTICIPANT POINTS TO PARTICIPANTS. Prior to the commencement of each Award Period, the Committee shall award to each Participant a specific number of Participant Points as determined by the Committee. The Committee may specify that the number of Participant Points awarded to any Participant for any Award Period shall continue to future Award Periods except as otherwise provided by the

Committee in advance of any Award Period. The number of Participant Points for a Participant may not be increased during any Award Period with respect to Incentive Compensation during such Award Period.

    5.3 DETERMINATION OF EXCESS PERCENTAGE. Prior to the commencement of each Award Period, the Committee shall establish the Excess Percentage to be utilized during such Award Period. The Committee may specify that the Excess Percentage established for any Award Period shall continue to apply to future Award Periods except as otherwise provided by the Committee in advance to any Award Period. The Committee shall have no authority to increase the Excess Percentage to be utilized in any Award Period after the commencement of such Award Period.

    5.4 DESIGNATION OF SUBSIDIARIES. Unless otherwise designated by the Committee prior to the commencement of an Award Period, all Subsidiaries of the Company shall be utilized in the calculation of Bonus Base Profit for such Award Period. The Committee may specify that a designation not to include a Subsidiary or Subsidiaries in the calculation shall continue in succeeding Award Periods until and unless the Committee makes a subsequent designation in advance of any particular Award Period with respect to the Subsidiaries for such Award Period.

6.  DETERMINATION OF INCENTIVE COMPENSATION.

    6.1 CALCULATION OF INCENTIVE COMPENSATION AWARD. The amount of Incentive Compensation payable for each Award Period to designated Participants shall be determined as follows:

        (i) DETERMINATION OF BONUS BASE PROFIT. As soon as practicable following the end of each Award Period, the Committee shall determine Bonus Base Profit for such Award Period based upon the Company's financial statements for such Award Period, which shall be prepared in accordance with generally accepted accounting principles, consistently applied. In the event the Bonus Base Profit during any Award Period or Award Periods shall be negative, the amount of such deficit, on a cumulative basis, shall be deducted from Bonus Base Profit in the next Award Period. The Committee, in its discretion, may determine in advance of any Award Period to forgive all or any portion of such deficit from prior Award Periods, in which case no such deduction will be made in calculating Bonus Base Profit.

        (ii) FAILURE TO ACHIEVE PERFORMANCE GOAL. If the Bonus Base Profit during any Award Period is zero or negative, no Incentive Compensation shall be paid under this Plan for such Award Period.

        (iii) PERFORMANCE EXCEEDING PERFORMANCE GOAL. If the Committee determines that the Performance Goal for an Award Period had been met, it shall;

           A. Calculate the Net Bonus Amount available for Incentive Compensation for such Award Period based upon the Bonus Base Profit for such Award Period.

           B. Determine the distribution of the Net Bonus Amount for such Award Period to each Participant in the Plan during such Award Period by multiplying the Net Bonus Amount by a fraction, the numerator of which shall be the number of Participant Points for such Participant during the Award Period and the denominator of which shall be the total number of outstanding Participant Points under the Plan at the commencement of such Award Period.

           C. Prior to the payment of any Incentive Compensation to a Participant, certify in writing that the Performance Goal has been met for such Award Period and that all other material terms, if any, to such Incentive Compensation have been satisfied. For this purpose, approved minutes of a Committee meeting in which such certification is made shall be treated as a written certification.

    The Committee shall have no authority to increase the amount of Incentive Compensation payable with respect to any Award Period over the amounts of Incentive Compensation established pursuant to the provisions on this
Section 6.1.

7.  PAYMENT.

    7.1 FORM. At the end of each Award Period, the Committee shall determine the accordance with Section 6 of this Plan the Incentive Compensation, if any, for each Participant under the Plan. Incentive Compensation awarded under the terms of this Plan shall be paid in cash as a lump sum as soon as practicable after financial statements are available for the Award Period to which the Incentive Compensation pertains, unless deferred by the Participant in accordance with any applicable program for deferring incentive compensation under which such Participant has made a valid election to defer all or part of such award. In such latter case, the amount deferred by such Participant shall be handled in accordance with the applicable provisions of such deferred compensation program, provided, however, that any additional amount paid pursuant to such program shall be based upon a reasonable interest rate for the period of such deferral.

    7.2 DEATH PRIOR TO FULL PAYMENT. In the event that a Participant has amounts payable as Incentive Compensation under this Plan and dies prior to payment of such amounts, the amounts payable at the time of the Participant's death shall be paid to the Participant's beneficiary or, if no beneficiary was designated by the Participant, to the Participant's estate.

8.  CLAIM TO INCENTIVE COMPENSATION AND EMPLOYEE RIGHTS.

    No employee or other person shall have any claim or right to become Participant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company, the employment contract, if any, between the Company and the employee being the determining document with respect to the employment relationship.

9.  UNSECURED OBLIGATION.

    Participants under this Plan shall not have any interest in any fund or specific assets of the Company by reason of this Plan. No trust fund shall be created in connection with the Plan, and there shall be no funding of amounts which may become or are payable to any Participant.

10. NONTRANSFERABILITY.

    A person's rights and interest under this Plan, including amounts payable, may not be assigned, pledged, transferred or otherwise hypothecated except, in the event of an employee's death, to his designated beneficiary as provided in this Plan, or in the absence of such designation, to his heirs, devisees or legatees by will or the laws of descent and distribution.

11. TAX WITHHOLDING.

    The Company shall have the right to deduct any Federal, state, local or foreign taxes or other charges required by law to be withheld from payments made to participants under the Plan.

12. AMENDMENT AND TERMINATION.

    The Board may terminate the Plan or modify or amend this Plan from time to time in such respects as it shall deem advisable. Unless this Plan shall theretofore have been terminated as herein provided, the Committee shall not have authority to award Incentive Compensation for Award Periods ending after April 30, 2004. No termination or amendment of the Plan under this section 12 shall reduce the amount of the benefit which a person who is a Participant at the time such termination or amendment occurs has either already become entitled to under Section 6 or may become entitled to as a result of Award Periods which have commenced but have not theretofore been concluded, unless such Participant consents to such reduction.

13. EFFECTIVE DATE OF PLAN.

    This Plan is adopted by the Committee effective as of April 24, 1994, subject to shareholder approval. With respect to Award Periods prior to the date of shareholder approval, the Committee shall pay the amounts due to Participants under the Plan after such shareholder approval along with interest at a reasonable rate from the time such amounts otherwise would have been due to the Participants under the Plan. In addition, prior to shareholder approval of the Plan, in its sole discretion, the Committee may advance funds to the Participants in the amounts and at the times such Participants otherwise would have been entitled to payment under the Plan subject to an agreement of such Participants to repay such amounts (with interest at a reasonable rate) in the event that shareholder approval is not obtained at the next regularly scheduled shareholders' meeting.

                                     PROXY

                          FLEETWOOD ENTERPRISES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, revoking all prior proxies, hereby appoints Glenn F. Kummer and William H. Lear, or either of them, proxies with full power of substitution, to vote all shares of Common Stock of Fleetwood Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 12, 2000, and at any adjournment thereof, to elect Directors, to act on a proposal to reapprove Fleetwood's Senior Executive Incentive Compensation Plan and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.


         THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS. HOWEVER, IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR (4) NOMINEES LISTED ON THE REVERSE SIDE AND FOR REAPPROVAL OF FLEETWOOD'S SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE

                                  DETACH HERE


/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

     1.   Election of Directors.

          NOMINEES: (01) Dr. James L. Doti, (02) David S.
          Engelman, (03) Glenn F. Kummer and (04) Margaret S.
          Dano

                    FOR               WITHHELD
                    / /                  / /


   / /
        ---------------------------------------------
        For all nominees except as noted above

                                                 FOR        AGAINST     ABSTAIN

     2.   Reapproval of Senior Executive         / /          / /         / /
          Incentive Compensation Plan.

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING     / /

     Please sign exactly as name appears. Joint owners should each sign. Trustees and other acting in a representative capacity should indicate the capacity in which they sign.


Signature:                    Date:
          -------------------      -------------



Signature:                    Date:
          -------------------      -------------